Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP
Suite 2300
333 Clay Street
Houston TX 77002-4196
USA
Tel: +1 713 982 2000
Fax: +1 713 982 2001
www.deloitte.com

INDEPENDENT ACCOUNTANTS REPORT

To the Partners of
Litton Loan Servicing LP:

We have examined Litton Loan Servicing LPs (the Companys) compliance with its established minimum servicing standards described in the accompanying Managements Assertion, dated February 27, 2007, as of and for the year ended December 31, 2006. Management is responsible for the Companys compliance with those minimum servicing standards. Our responsibility is to express an opinion on managements assertion about the Companys compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, and accordingly, included examining, on a test basis, evidence about the Companys compliance with its minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Companys compliance with its minimum servicing standards.

Our examination disclosed the following material noncompliance with the minimum servicing standards applicable to the Company during the year ended December 31, 2006:

      1(1) Reconciliations shall document explanations for reconciling items. These reconciling items shall be resolved within 90 calendar days of their original identification. Our testing of investor bank account reconciliations included certain reconciling items that were not resolved within 90 calendar days of their original identification on three of twenty-five investor bank account reconciliations. The sum of the reconciling items for these three reconciliations was $131,906.

      V(2) Adjustments on adjustable rate mortgages shall be computed based on the related mortgage note and any adjustable rate rider. Our testing of sixty-five adjustable rate mortgages revealed two instances where certain adjustable rate mortgages for which the interest rate reset in the servicing system did not agree to interest rates in the appropriate source index per the borrowers note documents. These were the result of incorrect information transferring from the prior servicer. Additionally, the same sixty-five mortgages selected for testing included one instance where the adjustable rate mortgage payment change date in the servicing system did not agree to the loan documents.

In our opinion, except for the material noncompliance described in the preceding paragraph, the Company complied, in all material respects, with the aforementioned minimum servicing standards as of and for the year ended December 31, 2006, as set forth in Appendix I.

Deloitte & Touche LLP
February 27, 2007

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                                   APPENDIX I

MINIMUM SERVICING STANDARDS AS SET FORTH IN THE MORTGAGE BANKERS ASSOCIATION OF AMERICAS UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS Litton Loan Servicing LP

I.    CUSTODIAL BANK ACCOUNTS

      1. Reconciliations shall be prepared on a monthly basis for all custodial bank accounts and related bank clearing accounts. These reconciliations shall:

            be mathematically accurate

            be prepared within forty-five (45) calendar days after the cutoff date be reviewed and approved by someone other than the person who prepared the reconciliation; and

            document explanations for reconciling items. These reconciling items shall be resolved within ninety (90) calendar days of their original identification.

      2. Funds of the servicing entity shall be advanced in cases where there is an overdraft in an investors or a mortgagors account.

      3. Each custodial account shall be maintained at a federally insured depository institution in trust for the applicable investor.

      4. Escrow funds held in trust for a mortgagor shall be returned to the mortgagor within thirty (30) calendar days of payoff of the mortgage loan.

II.   MORTGAGE PAYMENTS

      1. Payments shall be deposited into the custodial bank accounts and related bank clearing accounts within two business days of receipt.

      2. Payments made in accordance with the mortgagors loan documents shall be posted to the applicable mortgagor records within two business days of receipt.

      3. Payments shall be allocated to principal, interest, insurance, taxes, or other escrow items in accordance with the mortgagors loan documents.

      4. Payments identified as payoffs shall be allocated in accordance with the mortgagors loan documents.

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III.  DISBURSEMENTS

      1. Disbursements made via wire transfer on behalf of a mortgagor or investor shall be made only by authorized personnel.

      2. Disbursements made on behalf of a mortgagor or investor shall be posted within two business days to the mortgagor or investors records maintained by the servicing entity.

      3. Tax and insurance payments shall be made on or before the penalty or insurance policy expiration dates, as indicated on tax bills and insurance premium notices, respectively, provided that such support has been received by the servicing entity at least thirty (30) calendar days prior to these dates.

      4. Any late payment penalties paid in conjunction with the payment of any tax bill or insurance premium notice shall be paid from the servicing entitys funds and not charged to the mortgagor, unless the late payment was due to the mortgagors error or omission.

      5. Amounts remitted to investors per the servicers investor reports shall agree with cancelled checks, or other form of payment, or custodial bank statements.

      6. Unused checks shall be safeguarded so as to prevent unauthorized access.

IV.   INVESTOR ACCOUNTING AND REPORTING

      1. The servicing entitys investor reports shall agree with, or reconcile to, investors records on a monthly basis as to the total unpaid principal balance and number of loans serviced by the servicing entity.

V.    MORTGAGOR LOAN ACCOUNTING

      1. The servicing entitys mortgage records shall agree with, or reconcile to, the records of the mortgagors with respect to the unpaid principal balance on a monthly basis.

      2. Adjustments on adjustable rate mortgages shall be computed based on the related mortgage note and any adjustable rate rider.

      3. Escrow accounts shall be analyzed, in accordance with the mortgagors loan documents, on at least an annual basis.

      4. Interest on escrow accounts shall be paid, or credited to mortgagors in accordance with the applicable state laws.

VI.   DELINQUENCIES

      1. Records documenting collection efforts shall be maintained during the period a loan is in default and shall be updated at least monthly. Such records shall describe the entitys activities in monitoring delinquent contracts including, for example, phone calls, letters, and payment rescheduling plans in cases where the delinquency is deemed temporary (e.g., illness or unemployment).

VII.  INSURANCE POLICIES

      1. A fidelity bond and errors and omissions policy shall be in effect on the servicing entity throughout the reporting period in the amount of coverage represented to investors in managements assertion.

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Litton Loan Servicing
4828 Loop Central Drive
Houston TX 77081
Telephone 1 800 999 8501
Fax 1 713 966 8812
www.littonloan.com

February 27, 2007

MANAGEMENT ASSERTION REPORT

As of and for the year ended December 31, 2006, Litton Loan Servicing LP (the Company) has complied, in all material respects, with the Companys established minimum servicing standards for residential mortgage loans as set forth in Appendix I (the Standards) except as disclosed below. The Standards are based on the Mortgage Bankers Association of Americas Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, Litton Loan Servicing LP had in effect a fidelity bond in the amount of $65,000,000 and an errors and omissions policy in the amount of $65,000,000.

Reconciliations for Custodial Bank Accounts

Our investor bank account reconciliations included certain reconciling items that were not resolved within 90 calendar days of their original identification on three of twenty-five investor bank account reconciliations selected for testing. The sum of the reconciling items for these three reconciliations was $131,906

Adjustments on Adjustable Rate Mortgages

Our testing of sixty-five adjustable rate mortgages revealed two instances where certain adjustable rate mortgages for which the interest rate reset in the servicing system did not agree to interest rates in the appropriate source index per the borrowers note documents. These were the result of incorrect information transferring from the prior servicer. Additionally, the same sixty-five mortgages selected for testing included one instance where the adjustable rate mortgage payment change date in the servicing system did not agree to the loan documents.

By /s/ Elizabeth Folk Senior Vice President and Chief Financial Officer